Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

 INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
August 6, 2008
LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR SECOND QUARTER 2008
MINNEAPOLIS — August 6, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and six-month periods ended June 29, 2008.
The consolidating summary results for the second quarter of 2008 compared to the consolidating summary results for the second quarter ended July 1, 2007, for Lakes Entertainment, Inc. and WPT Enterprises, Inc. (“WPTE”), Lakes’ majority-owned subsidiary, are as follows:

	Quarter ended			Quarter ended
	June 29, 2008			July 1, 2007
($ in thousands, except per share)	Lakes	WPTE	Consolidated	Lakes	WPTE	Consolidated
Total revenues	$5,885	$5,074	$10,959	$409	$7,720	$8,129

Selling, general & admin expense	7,650	6,293	13,943	4,113	5,853	9,966

Net unrealized gains on notes rec.	1,125	—	1,125	8,939	—	8,939

Earnings (loss) from operations	(2,404)	(4,130)	(6,534)	5,141	(3,587)	1,554

Net earnings (loss) — common	$(1,304)	$(3,882)	$(5,186)	$9,913	$(3,339)	$6,574

Earnings (loss) per common share - diluted			$(0.21)			$0.25
Consolidating summary results for the six months ended June 29, 2008 compared to consolidating summary results for the six months ended July 1, 2007 for Lakes and WPTE are as follows:

	Six months ended			Six months ended
	June 29, 2008			July 1, 2007
($ in thousands, except per share)	Lakes	WPTE	Consolidated	Lakes	WPTE	Consolidated
Total revenues	$10,486	$10,034	$20,520	$887	$12,212	$13,099

Selling, general & admin expense	13,159	11,676	24,835	8,682	11,039	19,721

Net unrealized gain (loss) on notes rec.	(858)	—	(858)	9,104	—	9,104

Earnings (loss) from operations	(7,064)	(7,323)	(14,387)	786	(6,530)	(5,744)

Net earnings (loss) — common	$(5,380)	$(6,711)	$(12,091)	$2,371	$(5,619)	$(3,248)

Loss per common share — diluted			$(0.49)			$(0.14)
Lyle Berman, Chief Executive Officer of Lakes, stated, “We are pleased with results from the Four Winds Casino Resort in the face of a very difficult macroeconomic environment. In another positive for the Company, we are excited that California Governor Schwarzenegger and the Shingle Springs Band of Miwok Indians were able to amend their gaming compact, which will allow for expanded Class III gaming at the Red Hawk Casino once the amendment is ratified by the State of California’s legislature and approved by the Bureau of Indian Affairs. Approval is expected prior to the planned opening of the Red Hawk Casino which is still on schedule for late fourth quarter of this year. Further, yesterday we delivered petitions containing over 750,000 signatures to the Ohio Secretary of State and we anticipate enough signatures will be verified in the requisite number of counties in order to place the MyOhioNow casino resort initiative on the Ohio ballot in November.”
Further commenting on second quarter results, Tim Cope, President and Chief Financial Officer of Lakes, stated, “Following the improved performance in March of this year, the Four Winds Casino Resort continued to perform well and exceeded our expectations in the second quarter. In Oklahoma, the Cimarron Casino reported strong results with an improvement in year-over-year performance and in California, the construction of the Red Hawk Casino for the Shingle Springs Tribe in California remains on schedule and within budget for its expected grand opening.”
Second Quarter Results
Lakes Entertainment reported consolidated second quarter 2008 revenues of $11.0 million, a 34.8% increase from the prior-year period. Lakes’ revenue increased $5.5 million, primarily due to a full quarter contribution of management fees from the Four Winds Casino Resort, which is owned by the Pokagon Band of Potawatomi Indians (“Pokagon Band”), compared to no contribution from that property in the second quarter of 2007. Revenue related to WPTE decreased to $5.1 million for the second quarter of 2008, compared to $7.7 million in the prior-year period. The decrease was due to a decline in domestic television license fee income from the World Poker Tour® television program, which was due to lower per episode license fees under the Game Show Network agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.
Consolidated selling, general and administrative expenses were up $4.0 million from the prior-year period to $13.9 million due to development costs associated with the proposed Ohio casino resort project. For the second quarter of 2008, Lakes’ selling, general and administrative expenses were $7.7 million and consisted primarily of payroll and related expenses of $2.1 million (including share-based compensation), the development costs associated with the Ohio casino resort initiative of $4.0 million, travel expenses of $0.7 million and professional fees of $0.5 million.
Other costs and expenses incurred in the second quarter of 2008 included amortization of intangible assets of approximately $1.7 million associated with the casino project with the Pokagon Band which commenced upon the opening of the Four Winds Casino Resort in August 2007.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value, based upon the current status of the related tribal casino projects and evolving market conditions. In the second quarter of 2008, net unrealized gains on notes receivable were $1.1 million, compared to net unrealized gains of $8.9 million in the prior-year period. The difference in unrealized gains on a quarter-over-quarter basis was primarily due to the recognition of a $7.7 million unrealized gain in the second quarter of 2007 due to closing on a $450 million senior note financing to fund the Red Hawk Casino project in Shingle Springs, California, which increased the probability of the opening of the casino.
The loss from operations for the second quarter of 2008 was $6.5 million, compared to earnings from operations of $1.6 million in the second quarter of 2007, while net loss applicable to common shareholders for the second quarter of 2008 was $5.2 million, compared to net earnings applicable to common shareholders of $6.6 million in the second quarter of 2007. The difference resulted primarily from the items discussed above, in addition to the net effect of items occurring in the prior-year period, including $4.9 million of interest income resulting from the repayment for land Lakes had previously purchased on the Shingle Springs Tribe’s behalf, partially offset by a loss on abandonment of online gaming assets by WPTE of $2.3 million and a stock warrant inducement discount of $1.4 million. Loss applicable to common shareholders per fully diluted share was $0.21 in the second quarter of 2008, compared to earnings applicable to common shareholders per fully diluted share of $0.25 for the second quarter of 2007.
Six Month 2008 Results
Lakes Entertainment reported consolidated revenues for the six-month period ended June 29, 2008 of $20.5 million, up 56.7% from the prior-year period. Lakes’ revenue increased $9.6 million over the six-month period ended June 29, 2008, primarily due to a full six months contribution of management fees from the Four Winds Casino Resort, compared to no contribution from that property for the six months ended July 1, 2007. Revenue related to WPTE declined to $10.0 million for the six months ended June 29, 2008, compared to $12.2 million in the prior-year period. The decrease was due to a decline in domestic television license fee income from the World Poker Tour® television program, which was due to lower per episode license fees under the Game Show Network agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.
Consolidated selling, general and administrative expenses for the six months ended June 29, 2008 were up $5.1 million from the prior-year period to $24.8 million due primarily to $5.7 million in development costs associated with the proposed Ohio casino resort project. For the six months ended June 29, 2008, Lakes’ selling, general and administrative expenses were $13.2 million and consisted primarily of payroll and related expenses of $4.3 million (including share-based compensation), the development costs associated with the Ohio casino resort initiative of $5.7 million, travel expenses of $1.3 million and professional fees of $1.1 million.
Other costs and expenses for the six months ended June 29, 2008 included amortization of intangible assets of approximately $3.4 million associated with the casino project with the Pokagon Band which commenced upon the opening of the Four Winds Casino Resort in August 2007.
For the six months ended June 29, 2008, net unrealized losses on notes receivable were $0.9 million, compared to net realized and unrealized gains of $9.1 million in the prior-year period. Net unrealized losses in the six-month period ended June 29, 2008 were due primarily to a decrease in projected interest rates, due to current market conditions, for the notes receivable related to the Red Hawk Casino project with the Shingle Springs Tribe and the notes receivable related to the casino project with the Jamul Indian Village. The difference in the year-over-year basis was primarily due to the recognition of a $7.7 million unrealized gain in the six months ended July 1, 2007 due to closing on a $450 million senior note financing to fund the Red Hawk Casino project in Shingle Springs, California, which increased the probability of the opening of the casino.
The operating loss for the six months ended June 29, 2008 was $14.4 million, compared to an operating loss of $5.7 million in the prior-year period, while net loss applicable to common shareholders for the six months ended June 29, 2008 was $12.1 million, compared to a loss of $3.2 million in the comparable prior-year period. Loss applicable to common shareholders per fully diluted share was $0.49 in the six months ended June 29, 2008, compared to a loss per fully diluted share of $0.14 for the prior-year period.
Liquidity and Balance Sheet
As of June 29, 2008, the Company had $9.9 million in cash and cash equivalents, $6.4 million in short-term investments in marketable securities, and $37.5 million in long-term investments in marketable securities. Of these amounts, $4.5 million in cash and cash equivalents related to Lakes and $25.0 million in long-term investments related to Lakes. All other amounts related to WPTE. All of Lakes’ long-term investments in marketable securities and $11.4 million of WPTE’s long-term investments in marketable securities are comprised of auction rate securities (“ARS”). As a result of liquidity issues surrounding the ARS discussed below, the ARS are classified as long-term investments in marketable securities as of June 29, 2008. The types of ARS that both Lakes and WPTE own are backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program (“FFELP”). Neither Lakes nor WPTE own any other type of ARS. None of our ARS qualify, or have ever been classified in our consolidated financial statements, as cash or cash equivalents.
Historically, these types of ARS have been highly liquid using an auction process that resets the applicable interest rate at predetermined intervals, typically every 7 to 35 days, to provide liquidity at par. However, as a result of the liquidity issues experienced in the global credit and capital markets, the auctions for all of the Company’s ARS began failing in February 2008. The failures of these auctions do not affect the value of the collateral underlying the ARS, and both

Lakes and WPTE continue to earn and receive interest on the ARS at contractually set rates. However, it will not be possible to liquidate the ARS until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process or the security matures. During July 2008, Lakes and WPTE received account statements for June 2008 from the firms managing the ARS which estimated the fair value of the ARS. Lakes and WPTE analyzed these statements and have concluded that a temporary decline in estimated fair value of $2.8 million related to the ARS has occurred as a result of the current lack of liquidity. This consolidated decline in estimated fair value includes $1.8 million related to Lakes and $1.0 million related to WPTE. Since we consider the decline in the estimated fair value of ARS to be temporary, the related unrealized loss is included in accumulated other comprehensive loss in the shareholders’ equity section of the Company’s balance sheet as of June 29, 2008. If the Company were required to liquidate the ARS over the coming months as a source of financing, it is likely that the proceeds would be substantially less than the carrying value of the ARS.
Lakes entered into a client agreement with UBS Financial Services, Inc effective April 11, 2008 for the purpose of borrowing and/or obtaining credit in a principal amount not to exceed $11.0 million (the “Margin Account Agreement”). During June 2008, the Margin Account Agreement limit was increased to $12.5 million. Lakes made an initial draw under the Margin Account Agreement in the principal amount of $3.0 million for working capital purposes. Lakes is currently seeking additional sources of financing to fund additional costs that are planned to be incurred between September and December of this year associated with the previously announced Ohio casino resort initiative. These additional costs, which are currently expected to approximate between $10 million and $20 million, will only be incurred if this initiative is successfully placed on the Ohio ballot and are dependent on various factors including polling numbers, market studies and media efforts. Lakes expects to be able to obtain funding as necessary. WPTE does not believe that any lack of liquidity during the next 12 months relating to its ARS will have an impact on its ability to fund its operations.
Lakes also had notes receivable from Indian tribes which are recorded at their estimated fair value of $79.6 million as of June 29, 2008. The corresponding face value of these notes, including accrued interest, was $122.7 million. As of June 29, 2008, the Company’s obligation related to its Margin Account Agreement was $2.8 million, and long-term contract acquisition costs payable were $6.1 million.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, obtaining a sufficient number of signatures to place the Ohio casino resort initiative on the November 4, 2008 Ohio statewide election ballot or if the referendum is placed on that ballot, that the referendum will pass or if the referendum passes, that it will not subsequently be challenged or that other developments will not prevent or delay the project; need for current financing to meet Lakes’ operational and development needs, including financing needs related to the Ohio casino resort initiative; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including the risk that WPTE may not obtain sufficient sponsorship revenues for Season Seven programming of the WPT series; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 29, 2008
	(Unaudited)	December 30, 2007

Assets
Current assets:
Cash and cash equivalents (balances include $5.4 million and $3.9 million of WPT Enterprises, Inc.)	$9,926	$9,248
Investments in marketable securities (balances include $6.4 million and $23.0 million of WPT Enterprises, Inc.)	6,394	53,546
Accounts receivable	3,942	3,570
Other current assets	1,923	3,028

Total current assets	22,185	69,392

Property and equipment, net	16,667	16,633

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	79,611	78,795
Land held for development	7,663	7,631
Intangible assets, net of accumulated amortization of $6.2 million and $2.8 million	63,865	65,910
Other	5,051	5,176

Total long-term assets related to Indian casino projects	156,190	157,512

Other assets:
Investments in marketable securities (balances include $12.4 million and $4.2 million of WPT Enterprises, Inc.)	37,489	4,200
Investment in unconsolidated investee	2,923	2,923
Deferred tax asset	4,006	4,878
Other long-term assets	664	563

Total other assets	45,082	12,564

Total assets	$240,124	$256,101

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable	$2,061	$1,559
Income taxes payable	15,667	16,272
Accrued payroll and related costs	1,677	2,788
Deferred revenue	1,125	2,870
Short-term debt	2,760	—
Current portion of contract acquisition costs payable, net of $1.2 million discount	2,333	1,903
Other accrued expenses	1,907	2,074

Total current liabilities	27,530	27,466

Long-term Liabilities:
Contract acquisition costs payable, net of current portion and $1.9 million and $2.5 million discount	6,110	7,342

Total liabilities	33,640	34,808

Commitments and contingencies
Minority interest in subsidiary	11,204	13,995

Shareholders’ equity:
Series A convertible, nonvoting preferred stock, $.01 par value, with no dividend rights and no liquidation preference; authorized 7,500 shares; 4,458 issued and outstanding at December 30, 2007	—	45
Common stock, $.01 par value; authorized 200,000 shares;
24,952 and 24,516 issued and outstanding at June 29, 2008, and December 30, 2007, respectively	250	245
Additional paid-in capital	193,117	190,228
Retained earnings	4,675	16,766
Accumulated other comprehensive earnings (loss)	(2,762)	14

Total shareholders’ equity	195,280	207,298

Total liabilities and shareholders’ equity	$240,124	$256,101

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Revenues:
License fees	$3,395	$6,072	$6,971	$9,839
Host fees, sponsorship, online gaming and other	1,697	1,671	3,102	2,425
Management, consulting and development fees	5,867	386	10,447	835

Total revenues	10,959	8,129	20,520	13,099

Costs and expenses:
Selling, general and administrative	13,943	9,966	24,835	19,721
Production costs	2,784	3,087	5,454	5,239
Loss on abandonment of online gaming assets	—	2,270	—	2,270
Net impairment losses	—	—	—	331
Amortization of intangible assets related to Indian casino projects	1,680	—	3,361	1
Depreciation and amortization	211	191	399	385

Total costs and expenses	18,618	15,514	34,049	27,947

Net realized and unrealized gains (losses) on notes receivable	1,125	8,939	(858)	9,104

Earnings (loss) from operations	(6,534)	1,554	(14,387)	(5,744)

Other income (expense):
Interest income	488	5,495	1,323	6,633
Interest expense	(347)	—	(714)	(316)
Amortization of debt issuance costs	—	—	—	(95)
Loss on extinguishment of debt	—	—	—	(3,830)
Other	120	22	182	28

Total other income (expense), net	261	5,517	791	2,420

Earnings (loss) before income taxes and minority interest in net loss of subsidiary	(6,273)	7,071	(13,596)	(3,324)
Income taxes	431	348	1,119	656

Earnings (loss) before minority interest in net loss of subsidiary	(6,704)	6,723	(14,715)	(3,980)
Minority interest in net loss of subsidiary	1,518	1,295	2,624	2,176

Net earnings (loss)	(5,186)	8,018	(12,091)	(1,804)

Stock warrant inducement discount	—	1,444	—	1,444

Net earnings (loss) applicable to common shareholders	(5,186)	6,574	(12,091)	(3,248)

Earnings (loss) applicable to common shareholders per share — basic	$(0.21)	$0.28	$(0.49)	$(0.14)

Earnings (loss) applicable to common shareholders per share — diluted	$(0.21)	$0.25	$(0.49)	$(0.14)

Weighted-average common shares outstanding — basic	24,928	23,829	24,766	23,427

Dilutive effect of common stock equivalents	—	2,077	—	—

Weighted-average common shares outstanding — diluted	24,928	25,906	24,766	23,427